EXHIBIT 23



                Consent of Independent Auditors


We consent to the incorporation by reference in this Annual
Report (Form 10-K) of SBC Communications Inc. (SBC) of our report dated February 9, 1996, included in the 1995 Annual Report to
Shareowners of SBC.

Our audits also included the financial statement schedules of SBC listed in Item 14(a). These schedules are the responsibility of SBC's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the SBC Communications Inc. Savings Plan for Salaried Employees and Savings and Security Plan (Non-Salaried Employees)
(Nos. 33-38706 and 33-54309), the Stock Savings Plan, Management Stock Savings Plan and Stock Based Savings Plan (Nos. 33-37451 and 33-54291), the SBC Communications Inc. 1992 Stock Option Plan (No. 33-49855) and the SBC Communications Inc. 1995 Management Stock Option Plan (No. 33-61715), and in the Registration Statements (Form S-3) pertaining to the SBC Communications Inc. Dividend Reinvestment Plan (Nos. 2-99261 and 33-49893), and Southwestern Bell Capital Corporation and SBC Communications Inc. (Nos. 33-45490 and 33-56909), and in the related Prospectuses of our report dated February 9, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (From 10-K) for the year ended December 31, 1995.




                                        ERNST & YOUNG LLP

San Antonio, Texas
March 8, 1996